SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Calvert Social Small Cap Growth Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
SOCIAL SMALL CAP GROWTH PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Variable Series, Inc. Social Small Cap Growth Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor selected) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated May 2, 2005) for the Fund, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about August 15, 2005.

Shareholders of the Fund of record at the close of business on May 31, 2005 ("record date") are entitled to receive this Information Statement.

As of May 31, 2005, the following shareholders owned of record 5% or more of the shares of the Fund:

Name and Address	% of Ownership
Ameritas Life Insurance Corp.	46.86%
Account X
Lincoln, NE
Protective Variable Annuity	12.13%
Protective Life Insurance Company
Birmingham, AL
Peoples Benefit Life Insurance Co.	11.92%
Separate Account V
c/o Aegon USA
Cedar Rapids, IA
Ameritas Life Insurance Corp.	9.61%
Account Y
Lincoln, NE
Ameritas Variable	7.72%
Lincoln, NE

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From inception through June 2005, the Fund was managed by Awad Asset Management, Inc. ("Awad"). Awad's principal business office is 250 Park Avenue, New York, New York 10177.

The investment subadvisory agreement with Awad as it related to the Fund was dated October 1, 1997. Under the subadvisory agreement, Awad received a fee of 0.40% of the Fund's average daily net assets. For the Fund's most recent fiscal year ended September 30, 2004, $70,366 in fees were paid to Awad.

At a meeting of the Board of Directors held on June 9, 2005, acting pursuant to the exemptive order discussed above, the Board terminated Awad as the subadvisor to the Fund effective June 10, 2005. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of long-term capital appreciation. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected (as discussed further below), Renaissance Investment Management, Inc. ("Renaissance") as the new subadvisor for the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Board Considerations. The full Board of Directors, and by a separate vote, the disinterested Directors, approved the Investment Subadvisory Agreement ("Subadvisory Agreement") with Renaissance, with respect to the Fund on June 9, 2005. The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the Subadvisory Agreement. Prior to voting, the disinterested Directors reviewed the proposed Subadvisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the Subadvisory Agreement, the disinterested Directors reviewed information provided by Renaissance relating to its operations, personnel, investment philosophy, strategies and techniques. Among other things, Renaissance provided biographical information on portfolio management and other professional staff, performance information for Renaissance, and descriptions of Renaissance's investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices.

The Board of Directors approved the Subadvisory Agreement between Renaissance and the Advisor based on a number of factors relating to Renaissance's ability to perform under the Subadvisory Agreement. In the course of their deliberations, the Directors evaluated, among other things: the nature, extent and the quality of the services to be rendered by Renaissance; Renaissance's management style and long-term performance record in employing its investment strategies; Renaissance's current level of staffing and its overall resources; the qualifications and experience of Renaissance's personnel; Renaissance's financial condition with respect to its ability to perform the services required under the Subadvisory Agreement; Renaissance's compliance systems including those related to personal investing; and any disciplinary history. In addition, the Directors considered certain information received in connection with, and their deliberations with respect to their December 2004 renewal of the Subadvisory Agreement with Awad and the Investment Advisory Agreement with CAMCO. Based upon their review, the Directors concluded that they were satisfied with the nature, extent and quality of services to be provided to the Fund under the Subadvisory Agreement with Renaissance.

In considering Renaissance's performance with other managed funds and non-mutual fund accounts, the Board noted Renaissance's strong long-term performance record. Among other performance information presented to the Directors, the Board noted that the other small cap growth funds and accounts managed by Renaissance have outperformed the Russell 2000 Index for the one-year, three-year and five year-periods ended March 31, 2005 and had consistently strong rankings among Lipper Small Cap Core peers over this same period.

In considering the cost of services to be provided by Renaissance and the profitability to Renaissance of its relationship with the Fund, the Directors noted that the fees under the Subadvisory Agreement are paid by the Advisor out of the advisory fees that the Advisor receives under the Investment Advisory Agreement and also noted that the advisory fees paid by the Fund would not change. The Directors also relied on the ability of the Advisor to negotiate the Subadvisory Agreement and the fees thereunder at arm's length. The Directors also took into account Renaissance's initial undertaking to waive a portion of its subadvisory fee, as well as the level of fees that it charges its other clients for providing comparable advisory services. Based upon their review, the Board determined that the subadvisory fee was reasonable. For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Directors' deliberations. For similar reasons, the Directors did not consider the potential economies of scale in Renaissance's management of the Fund to be a material factor in their consideration at this time.

Investment Subadvisor. Renaissance Investment Management manages the Fund. Renaissance had $1.35 billion in assets under management as of May 31, 2005. The firm is a conservative, high quality growth manager. They utilize disciplined and systematic methods for identifying attractive growth companies with strong business and earnings momentum trading at reasonable valuations.

The lead portfolio manager for the small cap growth strategy is Paul A. Radomski. Michael E. Schroer serves as back-up portfolio manager. Mr. Radomski joined Renaissance in 1987. His current responsibilities include portfolio management of the firm's small cap growth portfolios, as well as contributing to the management of the firm's other equity and balanced products. Prior to joining Renaissance in 1987, he worked with the accounting firm Arthur Andersen. He is a Miami University graduate. Mr. Radomski is a member of the Association of Investment Management & Research, the Cincinnati Society of Financial Analysts, American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

Mr. Schroer has 22 years of investment experience, and has been with Renaissance since 1984. As Chief Investment Officer for Renaissance, he supervises the management and direction of the firm's investment research efforts as well as determining overall portfolio strategy. Prior to Renaissance, Mr. Schroer served as portfolio manager with First of America Bank. He is a 1980 graduate of the University of Cincinnati and earned a Master's degree from the Indiana University Graduate School of Business in 1982. He was awarded a Chartered Financial Analyst designation in 1997.

Renaissance does not currently provide investment advisory services to any mutual funds with investment objectives similar to that of the Fund.

Renaissance's principal business address is 625 Eden Park Drive, Suite 1200, Cincinnati, Ohio 45202, and its principal executive officers are as follows:

Name and Title	Principal Occupation

Paul A. Radomski, CPA, CFA	Managing Partner
Michael E. Schroer, CFA	Managing Partner and Chief Investment Officer

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to provide long-term capital appreciation by investing primarily in equity securities of companies that have small market capitalizations.

Under normal circumstances, at least 80% of the Fund's net assets (including borrowings for investment purposes) will be invested in the common stocks of small-cap companies. Returns in the Fund will be mostly from the changes in the price of the Fund's holdings (capital appreciation). The Fund currently defines small-cap companies as those with market capitalizations of $2 billion or less at the time the Fund initially invests. Stocks chosen for the Fund combine growth and value characteristics or offer the opportunity to buy growth at a reasonable price. Value stocks are those priced cheaply relative to some financial measures of worth. Growth stocks have faster increasing sales and earnings.

The Fund invests with the philosophy that long-term rewards to investors will come from those organizations whose products, services, and methods enhance the human condition and the traditional American values of individual initiative, equality of opportunity and cooperative effort. All investments are selected on the basis of their ability to contribute to the dual objectives of financial soundness and societal impact.

Investment Subadvisory Agreement. The Subadvisory Agreement between the Advisor and Renaissance contains the same material terms as governed the Advisor's arrangement with Awad. The fees for subadvisory services are paid by the Advisor. Under the Subadvisory Agreement, Renaissance receives a fee, payable monthly, of 0.50% of average daily net assets of the Fund. Renaissance has agreed to waive their fee down by 0.10% for the first year, 0.0667% for the second year and 0.0333% for the third year.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.